CULP ENTERS INTO MULTI-YEAR AGREEMENT WITH LARGEST SHAREHOLDER

HIGH POINT, N.C. (June 9, 2025) – Culp, Inc. (NYSE: CULP), a leading provider of fabrics for bedding and upholstery fabrics for residential and commercial furniture, announced today that it has entered into a new, multi-year cooperation agreement with its largest shareholder, Seattle-based 22NW, LP. Among other voting, governance and standstill provisions, 22NW will provide its voting support to CULP at its 2025 and 2026 Annual Meetings of Shareholders pursuant to the agreement. In addition, new independent director candidates, Doug Collier and Lynn Heatherton will be nominated for election to the Company’s board of directors at its 2025 and 2026 Annual Meetings of Shareholders along with Alexander B. Jones of 22NW, who joined the board in 2024 as part of an agreement between CULP and 22NW. The current size of the Company’s board of directors will not be increased in connection with these nominations.

Robert G. Culp, IV, President and Chief Executive Officer of CULP, commented, “This new cooperation agreement with 22NW will provide support for CULP’s management, employees and customers and, once again, demonstrates our willingness and ability to work constructively with investors to generate positive outcomes for all stakeholders.”

Aron R. English, Portfolio Manager and Founder of 22NW, commented, “CULP is an important investment for 22NW, and we welcome the opportunity to support the Company as it positions itself for future growth opportunities.”

The complete agreement between CULP and 22NW will be filed with the SEC as an exhibit to a form 8-K.

Investor Relations Contact

Ken Bowling, Executive Vice President, Chief Financial Officer, and Treasurer:

(336) 881-5630

krbowling@culp.com

About the Company

Culp, Inc. is one of the largest marketers of mattress fabrics for bedding and upholstery fabrics for residential and commercial furniture in North America. The company markets a variety of fabrics to its global customer base of leading bedding and furniture companies, including fabrics produced at Culp’s manufacturing facilities and fabrics sourced through other suppliers. Culp has manufacturing and sourcing capabilities located in the United States, China, Haiti, Turkey, and Vietnam.

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